Exhibit 99.3
Consent of Morgan Stanley & Co. Incorporated
We hereby consent to the use in the Registration Statement of Alcatel on Form F-4 and in the Proxy Statement/Prospectus of Alcatel and Lucent Technologies Inc., which is part of the Registration Statement, of our opinion dated April 1, 2006, appearing as Annex E to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinions of Financial Advisors; The Merger — Background of the Merger; The Merger — Recommendation of the Lucent Board of Directors and Its Reasons for the Merger; The Merger — Opinion of Morgan Stanley, Financial Advisor to Lucent.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Christian Teixidor

New York, New York
May 8, 2006